                                                                   EXHIBIT 99(a)

                       WAIVER AND MODIFICATION AGREEMENT
                       ---------------------------------

     THIS WAIVER AND MODIFICATION AGREEMENT ("this Agreement"), effective as of August 31, 1997, but executed on November 25, 1997, is entered into by MORRISON FRESH COOKING, INC., a Georgia corporation, (the "Borrower"), and AMSOUTH BANK, an Alabama banking corporation and formerly known as AmSouth Bank of Alabama (the "Lender").


                                    RECITALS
                                    --------

     A. The Borrower and the Lender have entered into a Credit Agreement dated as of June 19, 1997 (the "Credit Agreement").

     B. The Borrower has requested that the Lender enter into this Agreement in order to grant certain waivers and modifications with respect to the Credit Agreement as hereinafter described.


                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements of the parties hereto:

     1. The parties agree that capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings attributed thereto in the Credit Agreement.

     2. From and after the effective date of this Agreement to and including January 31, 1998, the Lender waives the failure of the Borrower to:

     (a) maintain its Fixed Charges Coverage Ratio of not less than 1.15 to 1.0 any time during fiscal year 1998, as required by Section 7.8(1) of the Credit Agreement; provided, however, in no event shall the Fixed Charges Coverage Ratio be less than 1.0 to 1.0 at any time during fiscal year 1998; and

     (b) maintain its ratio of Debt plus six times Operating Lease Payments to EBITDAR of not greater than 4.0 to 1.0 at the end of any fiscal quarter during fiscal year 1998, as required by Section 7.8(2) of the Credit Agreement; provided, however, in no event shall such ratio be greater than 5.5 to 1.0 at the end of any fiscal quarter during fiscal year 1998.

     3. From and after the effective date of this Agreement to and including January 31, 1998, the Lender agrees that the number "2.25" set forth in subparagraph (a) of the definition of "Maximum Credit Amount" shall be modified to read "3.45".

     4. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

     5. The Borrower hereby represents and warrants that all representations and warranties contained in the Credit Agreement are true and correct as of the date hereof (except representations and warranties that are expressly limited to an earlier date); and the Borrower certifies that except for those matters waived or consented to herein, no Event of Default nor any event that, upon notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing.

     6. Nothing contained herein shall be construed as a waiver, acknowledgment or consent to any breach or Event of Default of the Credit Agreement and the Credit Documents not specifically mentioned herein, and the waivers and modifications granted herein are effective only in the specific instance and the purposes which given.

     7.  This Agreement shall be governed by the laws of the State of Alabama.

     IN WITNESS WHEREOF, each of the Borrower and the Lender has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

MORRISON FRESH COOKING, INC.                AMSOUTH BANK


By:   /s/ Craig D. Nelson                   By:  /s/ Alan D. Lott
    -----------------------------               -----------------------------

Its:  Senior Vice President                 Its:  Vice President